SECOND AMENDMENT TO THE

RUBY TUESDAY, INC.

2003 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT is made as of this 11th day of July, 2006, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Ruby Tuesday, Inc. 2003 Stock Incentive Plan (the “Plan”) under an amended and restated indenture dated as of July 9, 2003;

WHEREAS, the Company wishes to amend the Plan primarily to comply with, and make changes permitted by, the American Jobs Creation Act of 2004 and the rules and regulations promulgated thereunder (“AJCA”) and to make changes to the Plan regarding the granting of awards subject to performance goals to qualify such awards as performance-based compensation under Section 162(m) of the Internal Revenue Code;

WHEREAS, to the extent applicable, this amendment is intended as good faith compliance with the requirements of the AJCA and shall be further amended, if necessary, upon the release of final Treasury regulations to be issued under Section 409A of the Internal Revenue Code; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of various dates indicated below, as follows:

1.	By deleting Section 1.1(j) in its entirety and substituting therefor the following:

“(j)         ‘Fair Market Value’ with regard to a date means the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded and published in The Wall Street Journal; provided that, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value; provided further, that, for purposes of granting Options or Stock Appreciation Rights, Fair Market Value shall be determined in a manner consistent with the requirements of Code Section 409A.”

2.	By adding the following new definition to Section 1.1:

“(l-1)      ‘Performance Goals’ means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to performance of the division, department or function within the Company or an affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence, or (iii) the Company’s performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Goals established by the Committee.

The Compensation Committee will establish performance measures under an objective formula or standard consisting of one or any combination of the following criteria:

Cash flow

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

Earnings per share (EPS)

Net operating profit after taxes (NOPAT)

Return on net assets (RONA)

Return on assets (ROA)

Return on equity (ROE)

Return on invested capital (ROIC)

Company, franchise or system comparable restaurant sales (SRS)

Company, franchise or system traffic growth (Guest Count Growth)

Market share or related strength of brand measures related to consumer perception, including but not limited to, brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys

Economic Value Added (dollar spread between return on capital and cost of capital) (EVA)

Gross revenues

Operating income

Operating cash flow

Retention of Company team members in general or in any specific category or level of employment

Earnings before interest, depreciation, and amortization (EBIDA)

Earnings before interest and taxes (EBIT)

Earnings before interest, taxes, depreciation, and rent (EBITDAR)

Gross profit

Company, franchise or system restaurant growth in number of new restaurants

Average restaurant volume growth

Fixed charge coverage ratio

Sales and earnings performance

Total shareholder return

General and administrative costs (as a percentage of net sales or flat dollar amount)

Consolidated net income

Management of capital or operating expenditures

Appreciation of stock price

Market Value Added (Company market value less total capital employed)

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, including, but not limited to a change in applicable law, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable. In such case, the Committee shall consider whether any modification of the Performance Goals or minimum acceptable level of achievement would cause the exemption under Code Section 162(m) to become unavailable.”

3.	By adding the following new definition to Section 1.1:

“(l-2)      ‘Performance Period’ means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period, if any, will be established by the Committee at the time the Stock Incentive is granted.”

4.	By deleting the existing Section 2.4 in its entirety and substituting therefor the following:

“2.4     Eligibility and Limits. Stock Incentives may be granted only to officers, employees and directors of the Company or an affiliate of the Company; provided, however, that directors of the Company or an affiliate who are not also employees of either the Company or an affiliate shall not be eligible to receive Stock Incentives under the Plan. To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights and (c) other Stock Incentives (to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code) may be granted during any fiscal year of the Company to any employee may not exceed 750,000. In applying this limitation, if an Option or Stock Appreciation Right is cancelled for any reason, then the shares of Stock attributable to such cancellation either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected person’s 750,000 share limit for the appropriate fiscal year. The maximum aggregate dollar amount of cash-settled Stock Incentives that may be paid during any fiscal year of the Company to any employee may not exceed $6,000,000.”

5.            By deleting the existing Subsections (a) and (b) of Section 3.1 in their entirety and substituting therefor the following:

“(a)       The number of shares of Stock, if any, as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options and Stock Appreciation Rights and other Stock Incentives in Section 2.4.

(b)          Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such, terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or settlement of the Stock Incentive. Performance Goals, if any, shall be established within ninety (90) days of the first day of a Performance Period. In addition, at the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of a Stock Incentive, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Stock Incentive is vested or settled, as applicable. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. To the extent a Stock Incentive is subject to Performance Goals with the intent that the Stock Incentive constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Stock Incentive, except as otherwise provided herein. The Committee may, but is not required to, structure any Stock Incentive as performance-based compensation under Code Section 162(m).”

6.	By adding a new Subsection (g) to Section 3.1, as follows:

“(g)       After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan) or to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.”

7.            By deleting Clauses (ii) and (iii) of Section 3.2(a) in their entirety and by substituting therefor the following:

“(ii)	[Reserved.]

(iii)	[Reserved.]”

8.	By deleting the first sentence of Section 3.4(a) and substituting therefor the following:

“The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, including, without limitation, Performance Goals, if any, that must be achieved as a condition to vesting of the Stock Award and the certificate for such shares will bear evidence of any restrictions or conditions.”

9.	By deleting Section 3.4(b) in its entirety and substituting therefor the following:

“(b)       Any Stock Award that does not contain forfeitability provisions based upon Performance Goals shall vest over a period of no less than three (3) years.”

10.          By deleting the second sentence of the head language of Section 3.5 and substituting therefor the following:

“The Committee may impose such restrictions and conditions on any Dividend Equivalent Rights as the Committee determines, including, without limitation, Performance Goals and the date any such right shall terminate. The Committee may reserve the right to terminate, amend or suspend any such right at any time.”

11.          By deleting the second-to-last sentence of the head language of Section 3.6 and substituting therefor the following:

“At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the performance factors, including, but not limited to, one or more Performance Goals, applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured.”

12.          By deleting the last sentence of the head language of Section 3.7 and substituting therefor the following:

“At the time of the grant, the Committee will determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment including, but not limited to, one or more Performance Goals.”

13.	By adding the following new Section 3.9:

“3.9        Section 409A Considerations. In making any award of Stock Incentives or subsequent modifications to any outstanding award for a Stock Incentive, the Committee shall consider the impact of any adverse tax consequences that may affect the Participant under Code Section 409A and any adverse financial accounting consequences that may affect the Company.”

14.	By deleting the head language of Section 5.1 and substituting therefor the following:

“5.1       Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding obligation in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy the minimum required federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:”

15.	By deleting Sections 5.1 and 5.2 in their entirety and substituting therefor the following:

“(a)       The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or settlement, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share, Stock Appreciation Right and Stock Award and to which each such award pertains; the Exercise Price of each outstanding Option; the specified price of each outstanding Stock Appreciation Right; and the maximum fiscal year limitations on the number of shares of Stock granted to any single individual under Stock Incentives may be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b)         In the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Stock, or a Change in Control of the Company the Committee, in its sole discretion, may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including without limitation, the assumption of other awards, the substitution of new awards, the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive. In making any such adjustment, the Committee shall consider the impact of any adverse tax consequences that may affect the Participant under Code Section 409A and any adverse financial accounting consequences that may affect the Company.”

16.	By adding the following new final sentence to the end of Section 5.3:

“In considering any such Cash Awards, the Committee shall consider the impact of any adverse tax consequences that may affect the Participant under Code Section 409A and any adverse financial accounting consequences that may affect the Company.”

17.	By deleting Section 5.7 in its entirety and substituting therefor the following:

“5.7       Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Stock Incentives, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.”

The provisions of the Plan, as amended by this Second Amendment, shall become effective upon the date it is approved by the stockholders of the Company and if the stockholders of the Company fail to approve the Second Amendment at the 2006 annual meeting of shareholders, the Second Amendment shall be null and void but only as to those amendments pertaining to the use of Performance Goals (Paragraphs 2, 3, 4, 5, 8, 9, 10, 11, 12 and 15 hereof). In that event, the surviving provisions of the Second Amendment shall be effective as of the date of the 2006 annual meeting of shareholders, regardless of whether shareholder approval is received.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman of the Board,
Chief Executive Officer and President

ATTEST:

By:	/s/ Scarlett May

Title:	Vice President, General Counsel
and Secretary

[CORPORATE SEAL]